As filed with the Securities and Exchange Commission on May 19, 2006

Registration No. 333 - ______

____________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________________

The First of Long Island Corporation

(Exact name of registrant as specified in its charter)

New York	11-2672906
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

10 Glen Head Road

Glen Head, New York 11545

(Address of Principal Executive Offices and zip code)

____________________________

The First Of Long Island 2006 Stock Compensation Plan

(Full title of the Plan)

____________________________

Mark D. Curtis

SVP & Treasurer

The First of Long Island Corporation

10 Glen Head Road

Glen Head, New York 11545

(516) 671-4900

(Name, address, including zip code and

telephone number of agent for service)

Copy to: Thomas G. Lovett, IV Lindquist & Vennum P.L.L.P. 4200 IDS Center 80 South Eighth Street Minneapolis, MN 55402 (612) 371-3270

CALCULATION OF REGISTRATION FEE

	Proposed	Proposed
Title of	Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered	Per Share(1)	Price(1)	Fee

Common Stock,	300,000 shares	$42.31	$12,693,000	$1,358.15
$.10 par value

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the closing price of the Company’s Common Stock on the Nasdaq Stock Market on May 12, 2006.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of PART II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission are hereby incorporated by reference herein:

a.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
b.

All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Registrant ‘s Annual Report on Form 10-K referred to in a above.

c.

The description of the Registrant’s Common Stock, $.10 par value, set forth in Part II, Item 4, of its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 29, 1996 (Registration No. 333-02049).

d.

The description of the Registrant’s Stock Purchase Rights set forth in Item 1 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission on July 30, 1996 (Registration No. 0-12220).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The New York Business Corporation Law authorizes indemnification of directors and officers under certain circumstances. The certificate of incorporation of the Registrant provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under New York Business Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of this provision of the Certificate of Incorporation by the stockholders of the Registrant shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification.

The bylaws of the Registrant provide that any person who at any time (i) shall serve or shall have served as a director, officer, or employee of the Registrant or (ii) at the request of the Registrant, shall serve or shall have served any other corporation, association, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, trustee, officer, employee, or in any other capacity, and the heirs, executors and administrators of such person, shall be indemnified by the Registrant in accordance with and to the fullest extent permitted by New York law, including the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended. The foregoing right of indemnification or reimbursement shall not be exclusive of other rights to which such person may be entitled.

The provision of the Registrant’s bylaws regarding indemnification shall be deemed to be a contract between the Registrant and each director and officer of the Registrant who serves in any such capacity at any time while this provision or the relevant provisions of New York law, as the same exists or may hereafter be amended, may be in existence; and any amendment of any such law or of the bylaw provision regarding indemnification shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

The bylaws also provide that the Registrant shall have the power, to the fullest extent permitted by New York law, as the same exists or may hereafter be amended, to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such whether or not the Registrant would have the power to indemnify him against any such liability under the provisions of the bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are submitted herewith.

Exhibit No.	Name

4.1	The First of Long Island Corporation 2006 Stock Compensation Plan (1)

5.1	Opinion of Lindquist & Vennum P.L.L.P.

23.1	Consent of Lindquist & Vennum P.L.L.P. (included in Exhibit 5.1)

23.2	Consent of Crowe Chizek and Company LLC, Independent Registered Public Accounting Firm

24.1	Power of Attorney (set forth on signature page hereof)

(1) Filed as Appendix A to the Proxy Statement for the Annual Meeting of Shareholders held on April 18, 2006 and incorporated herein by reference.

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) to (g) – Not Applicable

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the Town of Oyster Bay, State of New York, on this 16th day of May, 2006.

The First of Long Island Corporation

(Registrant)

By /s/ Michael N. Vittorio

Michael N. Vittorio, President & Chief Executive Officer

(principal executive officer)

By /s/ Mark D. Curtis

Mark D. Curtis, Senior Vice President and Treasurer

(principal financial and accounting officer)

POWER OF ATTORNEY

We, the undersigned directors of The First of Long Island Corporation, a New York corporation, do hereby make, constitute and appoint Michael N. Vittorio and Mark D. Curtis, or either of them, as our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for us and in our name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits and other supporting documents thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting upon the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or incidental to the performance and execution of the powers herein expressly granted. This power of attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 16, 2006.

Signature	Title

/s/ WALTER C. TEAGLE III	Non-executive Chairman of the Board
Walter C. Teagle III

/s/ ALLEN E. BUSCHING	Director
Allen E. Busching

/s/ PAUL T. CANARICK	Director
Paul T. Canarick

/s/ ALEXANDER L. COVER	Director
Alexander L. Cover

Signature	Title

/s/ BEVERLY ANN GEHLMEYER	Director
Beverly Ann Gehlmeyer

/s/ WILLIAM H. J. HOEFLING	Director
William H. J. Hoefling

/s/ HOWARD THOMAS HOGAN, JR.	Director
Howard Thomas Hogan, Jr.

/s/ J. DOUGLAS MAXWELL, JR.	Director
J. Douglas Maxwell, Jr.

/s/ JOHN R. MILLER III	Director
John R. Miller III

/s/ STEPHEN V. MURPHY	Director
Stephen V. Murphy

/s/ MICHAEL N. VITTORIO	Director
Michael N. Vittorio